EXHIBIT 4.2


         THE SECURITY REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON CONVERSION OR REDEMPTION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

             UNSECURED SUBORDINATED 12% CONVERTIBLE PROMISSORY NOTE

No. MAX-001

US$100,000                                                       June 30th, 2005

         THIS NOTE is one of a duly authorized issue of unsecured Notes (a "NOTE" or the "NOTES") of XStream Beverage Network, Inc., a corporation duly organized and validly existing under the laws of the State of Nevada ("XSTREAM" or "COMPANY"). The Notes are designated as the UNSECURED SUBORDINATED 12% CONVERTIBLE PROMISSORY NOTES, in an aggregate maximum principal face value for all Notes of this series (the "Series") of One Million Four Hundred Thousand and no/100 United States Dollars (US $1,400,000) [up to $4,000,000].

         FOR VALUE RECEIVED, the Company promises to pay to the registered holder hereof and its successors and assigns (the "Holder"), the principal sum of One Hundred Thousand Dollars ($100,000.00), or such other amount as shall then equal the outstanding principal amount hereof, in accordance with the terms hereof, and to pay interest on the principal sum outstanding, at the rate of twelve percent (12%) per annum. Accrual of interest on the outstanding principal amount shall commence on the date hereof and shall continue until payment in full of the outstanding principal amount has been made or duly provided for, or until the entire outstanding principal amount of the Note has been converted.

         Pursuant to the offering documents, as amended or supplemented, which include a copy of the Company Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2005, subscription agreement, confidential prospective purchaser questionnaire and common stock purchase warrant (collectively the "OFFERING DOCUMENTS"), the Company is offering ("PRIVATE OFFERING") a minimum of 30 units and a maximum of 40 units, subject to an over-allotment option of up to six (6) additional units, at a purchase price of $100,000 per unit, each unit consisting of: (i) a $100,000 Note; (ii) 100,000 warrants to purchase shares of

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common stock of the Company (the "WARRANTS"); and (iii) 10,000 shares of the
Company's common stock, par value $0.001 per share ("COMMON STOCK"). The holder of this Note is also subject to the terms and restrictions set forth in the Offering Documents and shall be entitled to certain rights and privileges as set forth in the Offering Documents.

         The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

         1. Principal Repayment. The outstanding principal amount of this Note shall be paid on or before July 6, 2005, 2006 (the "MATURITY DATE"), unless this Note has been converted as described below.

         2. Interest. The holders of the Notes are entitled to receive interest at an annual cumulative rate of twelve percent (12%) of the principal face dollar value of the Notes held, payable quarterly (each, an "INTEREST PAYMENT DATE") (January 1, April 1, July 1 and October 1, with the first interest payment due on August 1, 2005, and any accrued but unpaid interest to be paid on the Maturity Date or earlier conversion of the Note) in cash out of funds legally available therefore.

         Interest payments for the period between the applicable closing of the Private Offering and the next interest payment date shall be pro rated based upon the actual number of days elapsed, assuming a 360 day year. The first interest payment to be made on the Notes will be due on August 1, 2005.

         3. Conversion.

            (a) At the Holder's option, if, at any time prior to payment in full of the principal balance of this Note, the Company sells any of its securities in a registered public offering ("SUBSEQUENT FINANCING TRANSACTION"), Holder may elect to convert all or any portion of this Note into shares of the Company's Common Stock at eighty percent (80.0%) of the offering price of the Company's Common Stock in such Subsequent Financing Transaction ("SUBSEQUENT VALUATION PRICE"). The Company shall notify Holder in writing of the completion of a Subsequent Financing Transaction within three (3) business days thereafter and shall indicate in writing to Holder the Subsequent Valuation Price in the Subsequent Financing Transaction. Holder shall thereafter have ten (10) business days to elect to either convert all or any portion of this Note into Common Stock at the then applicable Subsequent Valuation Price. In the event a Holder does not convert all or any portion of this Note into Common Stock after notification of a Subsequent Financing Transaction, Holder shall continue to be entitled to elect to convert this Note in any Subsequent Financing Transaction that occurs thereafter, in accordance with the terms of this Section 3(a), prior to the Maturity Date.

            (b) On the Maturity Date Holder shall have the option to convert all or any portion of this Note then outstanding into shares of the Company's Common Stock at a price per share that is equal to $1.50 per share ("OTHER CONVERSION Price"), subject to adjustment as described below. Holder shall notify the Company within three (3) business days after the Maturity Date of its election to either convert all or a portion of the then remaining outstanding balance of this Note into Common Stock.

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            (c) Mechanics of Conversion. Upon any conversion of this Note, (i)
such principal amount converted and all accrued but unpaid interest thereon shall be converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Holder shall surrender and deliver this Note, duly endorsed, to the Company or such other address which the Company shall designate against delivery of the certificates representing the new securities of the Company, (iii) the Company shall promptly deliver a duly executed Note to the Holder in the principal amount, if any, that remains outstanding after any such conversion; and (iv) in exchange for all or any portion of the surrendered Note described in the preceding clauses 3(a) or 3(b), the Company shall deliver to Holder certificates representing such number of shares of Common Stock to which Holder is entitled to receive based on its conversion of the Note, which certificates shall bear such legends as are required, in the opinion of counsel to the Company, pursuant to Section 5(f) hereof, any other agreement between the Company and the Holder and applicable state and federal securities laws.

            (d) Issue Taxes. The Holder shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Holder shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (e) Elimination of Fractional Interests. No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share.

         4. Rights upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Notes shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any equity security of the Company, an amount equal to the unpaid and unconverted principal face amount of their Notes and any accrued and unpaid interest thereon. The Holders shall share ratably with the other unsecured creditors of the Company if the available assets are not sufficient to repay the Notes.

         5. Adjustments.

            (a) In the event that the Company should at any time or from time to time, after the date of this Note, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the

                                       3

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additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), then unless the Subsequent Valuation Price or Other Conversion Price is otherwise automatically adjusted in accordance with the terms of this Note, the Subsequent Valuation Price or Other Conversion Price, as applicable, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of shares of the Common Stock outstanding.

            (b) In the event that the Company shall, at any time while all or any portion of this Note is outstanding, sell any shares of Common Stock for a consideration per share less than the Other Conversion Price, or issue Common Stock Equivalents convertible into or exchangeable for Common Stock at an exercise or conversion price below the Other Conversion Price (such lower per share Common Stock sale price and/or derivative security exercise or conversion price below the Other Conversion Price being referred to as the "LOWERED CONVERSION PRICE"), then the Other Conversion Price shall immediately be changed to the Lowered Conversion Price.

            (c) If the number of shares of Common Stock outstanding at any time after the date of this Note is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Subsequent Valuation Price or the Other Conversion Price, as applicable, shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of this Note shall be decreased in proportion to such decrease in outstanding shares.

            (d) A merger, consolidation or other corporate reorganization in which the Company's stockholders shall receive cash or securities of another entity, or any transaction in which all or substantially all of the assets of the Company are sold shall be treated as a liquidation for purposes of the liquidation preference. The Holder shall receive prior notice of any of the foregoing transactions and shall have an opportunity to convert, at their sole election, the Note prior to the consummation of any such transaction.

            (e) Upon Holder's conversion of all or any portion of this Note, Holder shall be granted registration rights in accordance with Annex A to the subscription agreement which is included in the Offering Documents.

            (f) No shares of Common Stock will be issued upon conversion of this Note unless such issuance and such conversion shall comply with all relevant provisions of law. As a condition to any conversion of this Note, the Holder shall make any representation or warranty to the Company, and shall enter into and execute any agreement, as shall be reasonably required by the Company.

         6. Affirmative Covenants of the Company. The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Company will and with respect to the agreements set forth in this Section 6 hereof:

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

            (a) Corporate Existence and Qualification. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business.

            (b) Financial Information and Compliance Certificates. Comply with and timely file all periodic and annual reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Keep its books of account in accordance with good accounting practices, and until such time as the Holder no longer beneficially owns the Notes or the Warrants, promptly furnish to the Holder the following financial and other information:
(i) each of the Company's Annual Reports and Quarterly Reports; and (ii) any press release issued by the Company or any of its subsidiaries.

            (c) Within five (5) days of any officer of the Company obtaining knowledge of any Event of Default (as defined in Section 8), if such Event of Default is then continuing, the Company shall furnish to the Holder a certificate of the chief financial or accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

            (d) Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates and naming the Holder as an additional insured and loss payee thereon as its interest may appear.

            (e) Preservation of Properties; Compliance with Law. Maintain and preserve all of its properties which are used or which are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply with its charter and bylaws or other organizational or governing documents, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which the Company or any of its property is subject;

            (f) Taxes. Duly pay and discharge all taxes or other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor.

            (g) Notice of Litigation. Promptly notify the Holder in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of Fifty Thousand ($50,000.00) Dollars, affecting either the Company or any subsidiary, whether or not fully covered by insurance, and regardless of the subject matter thereof.

            (h) Securities Laws. The Company shall: (i) timely file with the SEC a Form D promulgated under the Act or, as appropriate, an amendment to Form D, as required under Regulation D and provide a copy thereof to Holder promptly after the filing thereof, and (ii) timely file all necessary state "blue sky" filings in connection herewith.

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            (i) Use of Proceeds. The Company will use the proceeds from the sale of the Notes for working capital and general corporate purposes, and will not use any portion of such proceeds for the repayment of indebtedness to any of its officers, directors, 5% or greater shareholders, or any affiliates thereof.

            (j) Reservation of Shares. The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants to provide for the issuance of all of such shares. Prior to complete conversion of the Notes and exercise of the Warrants, the Company shall not reduce the number of shares of Common Stock reserved for issuance hereunder without the prior written consent of the Holder except for a reduction proportionate to a reverse stock split, which reverse stock split affects all shares of Common Stock equally.

            (k) The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against impairment.

         7. Negative Covenants of the Company. The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder it will not, nor will it permit any of its subsidiaries to:

            (a) Loans; Investments. Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (iii) accounts receivable arising out of sales of inventory in the ordinary course of business; and (iii) loans to and/or investments in subsidiaries and/or to strategic partners, including, without limitation, joint venturers with the Company or any person with whom the Company enters into a joint development agreement ("Strategic Partner").

            (b) Dividends and Distributions. Pay dividends or make any other distribution on shares of its capital stock.

            (c) Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the obligations of any Person, other than any subsidiary or Strategic Partner, contingently or otherwise, excluding however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

            (d) Sales of Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company, with or without recourse, except for the purpose of collection in the ordinary course of business.

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            (e) Capital Expenditures; Capitalized Leases. Expend in the
aggregate for the Company and all its subsidiaries in excess of $3,000,000 in any fiscal year for Capital Expenditures (as defined below) including payments made on account of Capitalized Leases (as defined below). For purposes of the foregoing, Capital Expenditures shall include payments made on account of any deferred purchase price or on account of any indebtedness incurred to finance any such purchase price. "CAPITAL EXPENDITURES" shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interest which are required to be capitalized in accordance with generally accepted accounting principles. "CAPITALIZED LEASE" shall mean any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations. "CAPITALIZED LEASE OBLIGATIONS" shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

            (f) Lease Payments. Expend in the aggregate for the Company and all its subsidiaries in excess of $1,000,000 in any fiscal year for the lease, rental or hire of real or personal property pursuant to any rental agreement therefor, whether an operating lease or otherwise, other than with respect to Capitalized Leases.

            (g) Nature of Business. Materially alter the nature of the Company's business or engage in any business other than the business engaged in or proposed to be engaged in on the date of this Note.

            (h) Stock of Subsidiaries. Sell or otherwise dispose of any subsidiary (except in connection with a merger or consolidation of a subsidiary into the Company or another subsidiary) or permit a subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders, except in a transaction in which the Company receive fair consideration in exchange for such disposition.

            (i) ERISA. (i) Terminate any plan ("PLAN") of a type described in
Section 402l(a) of the Employee Retirement Income Security Act of l974, as amended from time to time ("ERISA") in respect of which the Company is an "employer" as defined in Section 3(5) of ERISA so as to result in any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") established pursuant to Subtitle A of Title IV of ERISA, (ii) engage in or permit any person to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject the Company to any material tax, penalty or other liability, (iii) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

            (j) Accounting Changes. Make, or permit any subsidiary to make any change in their accounting treatment or financial reporting practices except as required or permitted by generally accepted accounting principles in effect from time to time.

            (k) Transactions with Affiliates. Except as otherwise specifically set forth in this Note, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Company Affiliate (as defined below) of the Company, except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm's-length transaction with a non-affiliated third party. "COMPANY AFFILIATE" shall mean any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, the Company, other than a Strategic Partner. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to the Company, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities or by contract or otherwise.

         8. Events of Default. The Note shall become immediately due and payable at the option of the holders of greater than 50% of the face amount of all then outstanding Notes issued in the Series, upon any one or more of the following events or occurrences ("EVENTS OF DEFAULT"):

            (a) if any portion of the Note is not paid when due; provided that this shall only constitute an Event of Default if such default is not cured by the Company within fifteen (15) days after the Holder has given the Company written notice of such default;

            (b) if any final judgment for the payment of money is rendered against the Company and the Company does not discharge the same or cause it to be discharged or vacated within one hundred twenty (120) days from the entry thereof, or does not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and does not secure a stay of execution pending such appeal within one hundred twenty
(120) days after the entry thereof;

            (c) if the Company makes an assignment for the benefit of creditors or if the Company generally does not pay its debts as they become due;

            (d) if a receiver, liquidator or trustee of the Company is appointed or if the Company is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in, by the Company or if any proceeding for the dissolution or liquidation of the Company is instituted; however, if such appointment, adjudication, petition or proceeding is involuntary and is not consented to by the Company, upon the same not being discharged, stayed or dismissed within 60 days;

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            (e) if the Company defaults in any material respect under any other secured or unsecured indebtedness for borrowed money, other than any indebtedness owed to officers, directors or shareholders of the Company, mortgage or security agreement covering any part of its property;

            (f) except for specific defaults set forth in this Section 8, if the Company defaults in the observance or performance of any other term, agreement or condition of this Note, and the Company fails to remedy such default within thirty (30) days after notice by the Holder to the Company of such default, or, if such default is of such a nature that it cannot with due diligence be cured within said thirty (30) day period, if the Company fails, within said thirty
(30) days, to commence all steps necessary to cure such default, and fail to complete such cure within ninety (90) days after the end of such thirty (30) day period;

            (g) except for specific defaults set forth in this Section 8, if the Company defaults in the observance or performance of any term, agreement or condition of the Note, and such default continues after the end of any applicable cure period provided for therein; and

            (h) if any of the following exist uncured for forty-five (45) days following written notice to the Company: (i) the failure of any representation or warranty made by the Company to Holder, pursuant to any of the Offering Documents, to be true and correct in all respects or (ii) the Company fails to provide the Holder with the written certifications and evidence referred to in this Note.

         9. Subordination Provisions.

            (a) Definitions. All indebtedness of the Company under this Note and all fees, premiums and other amounts payable in respect thereof and all claims and other obligations or amounts with respect thereto are hereinafter referred to, collectively, as the "Subordinated Indebtedness." The obligations of the Company under and/or with respect to, any (i) trade payables, working lines of credit and other accounts payable incurred in the ordinary course of business,
(ii) indebtedness representing the purchase price of property, plant or equipment purchased financing with any commercial banking institution or institutions, together with all refinancings, amendments, modifications, substitutions, replacement financing financings, refinancings or other successor instruments of such indebtedness, including, but not limited to, all principal, interest, fees and expenses are hereinafter referred to, collectively, as the "Senior Indebtedness."

            (b) Subordination. Each of the Holder and the Company agrees that the Subordinated Indebtedness is and shall be subordinate in all respects and junior in priority to the lien and priority of any Senior Indebtedness to (i) the full extent of all amounts now or hereafter disbursed, paid or advanced, or expended thereunder, (ii) the fullest extent permitted by law and as hereinafter set forth, and (iii) the security interests and other liens securing any Senior Indebtedness and any guarantees. The Holder agrees to deliver such documentation or assurances as may be reasonably requested by any holder of Senior Indebtedness to confirm the priority of the lien.

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         10. Usury. In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law. Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Company's obligation to repay the principal of and interest on the Note.

         11. Note Holder Not Deemed a Stockholder. No Holder, as such, of this Note shall be entitled (prior to conversion or redemption of this Note into Common Stock, and only then to the extent of such conversion) to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company prior to the issuance to the holder of this Note of the shares of Common Stock which the Holder is then entitled to receive upon the due conversion of all or a portion of this Note. Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

         12. Mutilated, Destroyed, Lost or Stolen Notes. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

         13. Waiver of Demand, Presentment, Etc. Except as otherwise provided herein, the Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         14. Payment.

            (a) Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America, at the option of the Holder, (i) at the principal office of the Holder, located at __________________________, or such other place or places as may be reasonably specified by the Holder of this Note in a written notice to the Company at least ten (10) business days before a given payment date, or (ii) by mailing a good check in the proper amount to the Holder at least two days prior to the due date of each payment or otherwise transferring funds so as to be received by the Holder on the due date of each such payment; provided, however, that the Company shall make payment by wire transfer to an account such Holder may specify in writing to the Company at least two days prior to the due date of each payment. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. The Holder shall keep a record of each payment of principal and interest with respect thereto. This Note is not secured.

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            (b) This Note may not be prepaid at any time without the prior written consent of the Holder.

         15. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto. Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company. Interest and principal are payable only to the registered Holder of this Note.

          16. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of greater than 50% of the face amount of all then outstanding Notes issued in the Series.

         17. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to the Company at the address or facsimile number set forth herein or to the Holder at its address or facsimile number set forth in the records of the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

         18. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida, excluding that body of law relating to conflicts of laws.

         19. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

         20. Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written. XSTREAM BEVERAGE NETWORK, INC.



                                            By:
                                                 -------------------------------
                                            Name:  Jerry Pearring
                                            Title: President

                              NOTICE OF CONVERSION

                   (to be signed upon conversion of the Note)

TO XSTREAM BEVERAGE NETWORK, INC.:

         The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into ______ shares of the Common Stock of XStream Beverage Network, Inc., and requests that the certificates for such shares be issued in the name of, and delivered to, _________________, whose address is
________________________________________.

Dated: _____________________

                                            ------------------------------------
                                                       (signature)

                                            ------------------------------------
                                                        (address)






















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